EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Giant Industries, Inc. on Form S-8 of our reports dated March 21, 2001, June 13, 2000, and April 26, 2000, appearing in the Annual Report on Form 10-K of Giant Industries, Inc. for the year ended December 31, 2000 and in the Annual Reports on Form 11-K of Giant Industries, Inc. and Affiliated Companies 401(k) Plan and Giant Industries, Inc. and Affiliated Companies Employee Stock Ownership Plan for the years ended December 31, 1999, respectively.


DELOITTE & TOUCHE LLP
Phoenix, Arizona

April 24, 2001